Press release

RBC Bearings Incorporated Announces Fiscal 2014 Second Quarter Results

Oxford, CT – November 7, 2013 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today reported results for the second quarter of fiscal year 2014.

Second Quarter Highlights

	Fiscal 2014		Fiscal 2013		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$102.0		$100.4		1.6%
Gross margin	$40.6		$37.5		8.2%
Gross margin %	39.8%		37.4%
Operating income	$21.5	$22.8	$21.2	$21.2	1.5%	7.6%
Operating income %	21.1%	22.4%	21.1%	21.1%
Net income	$14.1	$14.8	$16.5	$13.7	-14.4%	8.4%
Diluted EPS	$0.61	$0.64	$0.73	$0.60	-16.4%	6.7%

(1) Results exclude items in reconciliation below.

Six Month Highlights

	Fiscal 2014		Fiscal 2013		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$204.6		$203.7		0.4%
Gross margin	$81.1		$76.0		6.7%
Gross margin %	39.6%		37.3%
Operating income	$43.8	$45.7	$43.2	$43.2	1.4%	5.9%
Operating income %	21.4%	22.3%	21.2%	21.2%
Net income	$29.2	$30.0	$33.7	$27.6	-13.1%	8.6%
Diluted EPS	$1.26	$1.29	$1.49	$1.22	-15.4%	5.7%

(1) Results exclude items in reconciliation below.

“Our second quarter results continue to reflect strong execution and increasing aerospace volumes,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “Additionally, we are encouraged to see the sequential strengthening and improved execution of our industrial business.”

Second Quarter Results

Net sales for the second quarter of fiscal 2014 were $102.0 million, an increase of 1.6% from $100.4 million in the second quarter of fiscal 2013. The increase in net sales was mainly the result of a 15.2% increase in aerospace and defense driven by commercial aircraft build rates, the aerospace aftermarket, and the inclusion of WPA. This was offset by a 12.8% decline in industrial sales driven by minimal activity in military vehicles, a decline in mining and construction activity on a year over year basis and the inclusion of CMP. Excluding military vehicles of $4.2 million, the decline in industrial sales would have been 4.7% mainly driven by the OEM business. Gross margin for the second quarter was $40.6 million compared to $37.5 million for the same period last year. Gross margin as a percentage of net sales was 39.8% in the second quarter of fiscal 2014 compared to 37.4% for the same period last year.

SG&A for the second quarter of fiscal 2014 was $17.1 million, an increase of $1.3 million over $15.8 million for the same period last year. The increase of $1.3 million was primarily attributable to an increase of $0.3 million in personnel-related expenses, $0.3 million in professional fees, $0.2 million in incentive stock compensation expenses, $0.1 million in other items, and $0.4 million associated with the addition of two acquisitions. As a percentage of net sales, SG&A was 16.8% for the second quarter of fiscal 2014 compared to 15.7% for the same period last year.

Other operating expenses for the second quarter of fiscal 2014 totaled $1.9 million, an increase of $1.3 million, compared to $0.6 million for the same period last year. For the second quarter of fiscal 2014 other operating expenses consisted of $0.4 million of amortization of intangibles, $0.9 million in costs associated with the consolidation and restructuring of large bearings facilities, $0.4 million of costs associated with acquisitions, and $0.2 million of other professional expenses. For the same period last year, other operating expenses consisted of $0.4 million of amortization of intangibles and $0.2 million of other items.

Operating income for the second quarter of fiscal 2014 was $21.5 million compared to operating income of $21.2 million for the same period last year. As a percentage of net sales, operating income was 21.1% compared to 21.1% for the same period last year. Excluding costs associated with the consolidation and restructuring of large bearing facilities, acquisition costs, and disposal of fixed assets, operating income would have been $22.8 million for the second quarter of fiscal 2014 compared to $21.2 million for the same period last year. Excluding these adjustments, operating income as a percentage of net sales would have been 22.4% compared to 21.1 % for the same period last year.

Interest expense, net for the second quarter of fiscal 2014 was $0.3 million compared to $0.2 million for the same period last year.

Income tax expense for the second quarter of fiscal 2014 was $7.2 million compared to $4.4 million for the same period last year. Our effective income tax rate for the second quarter of fiscal 2014 was 33.6% compared to 21.1% for the same period last year. The effective income tax rates for the second quarter of fiscal 2014 and 2013 include a $0.2 million and $2.8 million benefit due to the reversal of unrecognized tax benefits associated with the conclusion of state and federal income tax audits. The effective income tax rates without these discrete items would have been 34.4% and 34.7% for the second quarter of fiscal 2014 and 2013, respectively.

Net income for the second quarter of fiscal 2014 was $14.1 million compared to $16.5 million for the same period last year. Excluding the after tax impact of costs associated with consolidation and restructuring of large bearing facilities, acquisition costs, disposal of fixed assets, and the discrete tax benefits, net income would have been $14.8 million for the second quarter of fiscal 2014, compared to an adjusted net income of $13.7 million for the same period last year.

Diluted EPS for the second quarter of fiscal 2014 was 61 cents per share compared to 73 cents per share for the same period last year. Excluding the after tax impact of costs associated with consolidation and restructuring of large bearing facilities, acquisition costs, disposal of fixed assets and the discrete tax benefits, diluted EPS for the second quarter of fiscal 2014 would have been 64 cents per share compared to an adjusted diluted EPS of 60 cents per share for the same period last year, an increase of 6.7%.

Backlog, as of September 28, 2013, was $222.3 million compared to $216.1 million as of September 29, 2012.

Acquisitions

On October 7, 2013, the Company completed the acquisition of the net assets of Turbine Components Inc. (“TCI”) for approximately $3.9 million. TCI, located in San Diego, California, is an FAA certified aircraft gas turbine repair station and manufacturer of precision components for the aerospace markets.

On August 16, 2013, the Company completed the acquisition of Climax Metal Products Company (“CMP”) for approximately $13.6 million. CMP, located in Mentor, Ohio, is a manufacturer of precision shaft collars, rigid couplings, keyless locking devices, and bearings for the industrial markets.

Live Webcast

RBC Bearings Incorporated will host a webcast at 11:00 a.m. ET today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 877-546-5019 (international callers dial 857-244-7551) and enter conference ID # 26122396. An audio replay of the call will be available from 3:00 p.m. ET on Thursday, November 7th until 11:59 p.m. ET on Thursday, November 14th. The replay can be accessed by dialing 888-286-8010 (international callers dial 617-801-6888) and entering conference call ID # 85113337. Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that Management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace, and defense markets. Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 2,233 people and operates 25 manufacturing facilities in four countries.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

FTI Consulting

Michael Cummings

617-897-1532

investors@rbcbearings.com

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 28,	September 29,	September 28,	September 29,
	2013	2012	2013	2012

Net sales	$101,954	$100,375	$204,622	$203,709
Cost of sales	61,363	62,845	123,562	127,736
Gross margin	40,591	37,530	81,060	75,973

Operating expenses:
Selling, general and administrative	17,140	15,772	34,124	31,869
Other, net	1,935	563	3,122	915
Total operating expenses	19,075	16,335	37,246	32,784

Operating income	21,516	21,195	43,814	43,189

Interest expense, net	253	183	494	398
Other non-operating (income) expense	(15)	111	(207)	(3,190)
Income before income taxes	21,278	20,901	43,527	45,981
Provision for income taxes	7,153	4,407	14,286	12,323
Net income	$14,125	$16,494	$29,241	$33,658

Net income per common share:
Basic	$0.62	$0.74	$1.28	$1.52
Diluted	$0.61	$0.73	$1.26	$1.49

Weighted average common shares:
Basic	22,827,498	22,292,147	22,807,239	22,161,209
Diluted	23,204,508	22,714,107	23,152,876	22,655,255

	Three Months Ended		Six Months Ended
Reconciliation of Reported Operating Income to	September 28,	September 29,	September 28,		September 29,
Adjusted Operating Income:	2013	2012	2013		2012

Reported operating income	$21,516	$21,195	$43,814	#	$43,189
Consolidation and restructuring of large bearing facilities	870	-	1,498		-
Costs associated with acquisitions	374	-	374		-
Fixed asset disposals	43	-	43		-
Adjusted operating income	$22,803	$21,195	$45,729		$43,189

Reconciliation of Reported Net Income and Net Income	Three Months Ended			Six Months Ended
Per Common Share to Adjusted Net Income and	September 28,		September 29,	September 28,		September 29,
Adjusted Net Income Per Common Share:	2013		2012	2013		2012

Reported net income	$14,125	#	$16,494	$29,241	#	$33,658
Consolidation and restructuring of large bearing facilities (1)	571		-	987		-
Costs associated with acquisitions (1)	245		-	247		-
Fixed asset disposals (1)	28		-	28		-
CDSOA payment after taxes	-		-	-		(2,373)
Discrete tax benefit	(167)		(2,838)	(549)		(3,700)
Adjusted net income	$14,802		$13,656	$29,954		$27,585
(1) Item was tax effected at the effective tax rate.

Adjusted net income per common share:
Basic	$0.65		$0.61	$1.31		$1.24
Diluted	$0.64		$0.60	$1.29		$1.22

Weighted average common shares:
Basic	22,827,498		22,292,147	22,807,239		22,161,209
Diluted	23,204,508		22,714,107	23,152,876		22,655,255

	Three Months Ended		Six Months Ended
	September 28,	September 29,	September 28,	September 29,
Segment Data, Net External Sales:	2013	2012	2013	2012

Plain bearings segment	$52,828	$53,272	$109,918	$108,669
Roller bearings segment	30,277	30,052	58,627	61,449
Ball bearings segment	11,200	9,980	20,655	19,367
Other segment	7,649	7,071	15,422	14,224
	$101,954	$100,375	$204,622	$203,709

	Three Months Ended		Six Months Ended
	September 28,	September 29,	September 28,	September 29,
Selected Financial Data:	2013	2012	2013	2012

Depreciation and amortization	$3,855	$3,693	$7,590	$7,376

Incentive stock compensation expense	$1,519	$1,313	$2,739	$2,440

Cash provided by operating activities	$4,158	$3,171	$21,539	$29,688

Capital expenditures	$8,791	$5,545	$14,592	$11,602

Total debt			$10,482	$940

Cash and short-term investments			$112,339	$100,011

Backlog			$222,321	$216,086